UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 9, 2008
____________________

Znomics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136372	52-2340974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2611 SW Third Ave. Suite 200
Portland, OR 97201
 (Address of principal executive offices, including zip code)

(503) 827-5271
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

In our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, we disclosed our intention to seek $8.0 to $10.0 million in additional financing in the fourth quarter of 2008 to fund our operations.  Subsequent to such disclosure, we reviewed our long-term drug discovery plan and we currently intend to seek $10.0 to $15.0 million in additional financing. We expect to incur substantial placement agency, accounting and legal fees in connection with such financing activities.

In addition, the section captioned “Risk Factors” of our Registration Statement on Form S-1, filed with the Securities Exchange Commission on August 8, 2008, is supplemented as follows:

Our ability to continue as a going concern is dependent on our success at raising additional capital sufficient to meet our obligations on a timely basis.

We have expended and continue to expend substantial funds in connection with our drug discovery activities. As of the date of this report, we only have sufficient cash and cash equivalents to fund our operations into December of 2008. Accordingly, we expect to need to raise additional funds to finance our operations. There is no assurance that we will raise capital sufficient to enable us to continue our operations. The sale of our securities or the expectation that we will sell additional securities may have an adverse effect on the trading price of our common stock. Further, we cannot be certain that additional financing will be available when and as needed or, if available, that it will be available on acceptable terms. If financing is available, it may be on terms that adversely affect the interests of our existing shareholders. If adequate financing is not available, we may need to reduce or eliminate our drug discovery activities.    We may not be able to secure sufficient financing on acceptable terms. If we cannot, we may be unable to fund growth, successfully develop or enhance technologies and products, take advantage of business opportunities, any of which would be expected to have a material adverse effect on our business, operating results, and financial condition. These factors could significantly limit our ability to continue as a going concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Znomics, Inc.

/s/   KERRY REA
Kerry Rea
Chief Financial Officer

Date: September 9, 2008